Exhibit 10.2

AMENDED AND RESTATED

PROMISSORY NOTE

$350,000,000	Dated October 18, 2012
Valencia, California

THIS AMENDED AND RESTATED PROMISSORY NOTE (this “Amended Note”), dated as of October 18, 2012, amends, re-evidences, restates, and supersedes in full, but does not in any way satisfy nor discharge the outstanding indebtedness, if any, owed under that certain Amended and Restated Promissory Note dated August 10, 2010 in the principal amount of Three Hundred and Fifty Million Dollars ($350,000,000), made by the undersigned in favor of THE MANN GROUP LLC (the “Prior Note”). The Prior Note, as amended, re-evidenced, and restated by this Amended Note, is referred to herein as the “Note.”

FOR VALUE RECEIVED, MANNKIND CORPORATION, a Delaware corporation (“Borrower”), hereby promises to pay to the order of THE MANN GROUP LLC (“Lender”), in lawful money of the United States of America and in immediately available funds, the principal sum of up to Three Hundred and Fifty Million Dollars ($350,000,000) or the aggregate principal amount of all Advances (as defined below) made hereunder, whichever is less (the “Loan”) together with accrued and unpaid interest thereon, each due and payable on the dates and in the manner set forth below.

1. Principal Repayment. The outstanding principal amount of each Advance together with all accrued and unpaid interest thereon shall be due and payable on January 1, 2014 (the “Maturity Date”).

2. Interest Rate. Borrower further promises to pay interest on the outstanding principal amount of each Advance from the date thereof until payment in full, which interest shall be payable (a) for periods up to and including December 31, 2012, at a rate equal to the one year London Interbank Offered Rate (LIBOR) reported by the Wall Street Journal (or a comparable periodical if such periodical is no longer published) on the day of such Advance plus 3% per annum, or the maximum rate permissible by law (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less, and (b) for periods beginning on and after January 1, 2013, at a rate equal to the one year London Interbank Offered Rate (LIBOR) reported by the Wall Street Journal (or a comparable periodical if such periodical is no longer published) on December 31, 2012 plus 5% per annum, or the maximum rate permissible by law (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less. Interest shall be due and payable quarterly in arrears not later than (i) the first day of each calendar quarter for the preceding quarter, commencing on the first day of the calendar quarter following the calendar quarter in which an Advance is made, or (ii) such other time as Borrower and Lender mutually agree, in either case with interest calculated on the basis of a 365/366-day year for the actual number of days elapsed. Notwithstanding anything to the contrary contained herein (including anything to the contrary contained in Section 4.2 or Section 5 hereof), all or any portion of accrued and unpaid interest that becomes due and payable on any Advance may be paid-in-kind and capitalized at any time upon mutual agreement of Lender and Borrower, and any such paid-in-kind interest shall thereupon constitute outstanding principal and an “Advance” for all purposes under this Note, effective on the date such interest becomes due and payable or such other date as Lender and Borrower mutually agree.

3. Place of Payment. All amounts payable hereunder shall be payable in lawful money of the United States of America at the office of Lender, 28903 North Avenue Paine, Valencia, CA 91355, unless another place of payment shall be specified in writing by Lender.

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4. Application of Payments; Prepayment.

4.1 Payment on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof.

4.2 This Note may be prepaid in whole or in part without penalty or premium. Any amount prepaid pursuant to this Section 4.2 may be reborrowed subject to Section 5 hereof. Any partial prepayment made pursuant to this Section 4.2 shall be applied to interest first and then to principal, and shall be applied to the oldest outstanding Advance first. At the time of any prepayment of principal hereunder, Borrower shall also pay all accrued and unpaid interest on the amount prepaid through the date of prepayment.

4.3 At any time upon delivery of prior written notice (the “Call Notice”), Lender may require Borrower to prepay Advances that have been outstanding for more than twelve months as of the date of the notice. Lender may not require Borrower to prepay Advances in an aggregate amount exceeding $200,000,000 (less the aggregate amount of principal indebtedness cancelled under the Prior Note pursuant to that certain Common Stock Purchase Agreement between Borrower and Lender dated as of August 10, 2010 and under the Prior Note pursuant to that certain Common Stock Purchase Agreement between Borrower and Lender dated as of February 2, 2012) pursuant to this Section 4.3. If Lender exercises such call right, Borrower shall, on the earlier of: (x) 90 days after delivery of the Call Notice or (y) the Maturity Date, prepay the Advances in the amount set forth in the Call Notice. Any partial prepayment made pursuant to this Section 4.3 shall be applied to interest first and then to principal. At the time of any prepayment of principal hereunder, Borrower shall also pay all accrued and unpaid interest on the amount prepaid through the date of prepayment.

5. Loan Requests. Provided that no Event of Default has occurred and is continuing, from and after the date hereof and through and including September 30, 2013, Lender shall make available to Borrower for borrowings by Borrower from time to time a principal amount of Three Hundred and Fifty Million Dollars ($350,000,000) less the aggregate amount of principal indebtedness cancelled pursuant to that certain Common Stock Purchase Agreement between Borrower and Lender dated as of August 10, 2010 and less the aggregate amount of principal indebtedness cancelled pursuant to that certain Common Stock Purchase Agreement between Borrower and Lender dated as of February 2, 2012 (each, an “Advance”). Whenever Borrower desires an Advance hereunder, Borrower shall notify Lender by facsimile with a transmission confirmation or by electronic mail as long as a read receipt is requested and received no later than 4:00 p.m. Pacific time, sixty (60) calendar days prior to the date on which the Advance is requested to be made. At the time of any Advance (or at the time of receipt of any payment of principal), Lender shall make or cause to be made, an appropriate notation on the Exhibit A attached hereto reflecting the amount of such Advance (or the amount of such payment). The outstanding amount of this Note set forth on such Exhibit A shall be prima facie evidence of the principal amount thereof outstanding, but the failure to record, or any error in so recording, shall not limit or otherwise affect the obligations of Borrower to make payments of principal of or interest on this Note when due.

6. Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

6.1 The Borrower has the requisite power and authority to enter into this Note and to consummate the transactions contemplated hereby. The execution and delivery of this Note by the Borrower and the consummation by the Borrower of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Borrower. This Note has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) equitable principles of general applicability relating to the availability of specific performance, injunctive relief or other equitable remedies.

6.2 No consent, approval, authorization, order, license, registration or qualification of or with any Governmental Entity is required for the execution and delivery by the Borrower of this Note or the transactions

2.

contemplated hereby, except such consents, approvals, authorizations, orders, licenses, registrations or qualifications as have been obtained, or which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on the ability of the Borrower to perform its obligations hereunder or consummate the transactions contemplated hereby on a timely basis. As used in this Note, the term “Governmental Entity” means any agency, bureau, commission, authority, department, official, political subdivision, tribunal or other instrumentality of any government, whether (i) regulatory, administrative or otherwise (including, without limitation, a self-regulatory organization or stock exchange); (ii) federal, state or local; or (iii) domestic or foreign.

6.3 The execution and delivery by the Borrower of this Note, the performance by the Borrower of its obligations hereunder, and the consummation by the Borrower of the transactions contemplated hereby, will not conflict with or result in a breach or violation of (i) any of the terms or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Borrower or any of its subsidiaries is a party or by which the Borrower or any of its subsidiaries is bound or to which any of their property or assets is subject or (ii) any applicable law or statute or any order, rule or regulation of any Governmental Entity having jurisdiction over the Borrower or any of its subsidiaries or any of their respective properties, except for in the case of either clause (i) or (ii) such conflicts, breaches or violations that would not prevent or delay the consummation of the transactions contemplated by this Note or that would not be reasonably expected to have a material adverse effect on the Borrower, nor will any such action result in any violation of the provisions of the organizational documents of the Borrower.

7. Default. Each of the following events shall be an “Event of Default” hereunder:

(a) Borrower fails to pay timely any of the principal amount due under this Note or any accrued interest or other amounts due under this Note on the date the same becomes due and payable or within five (5) business days thereafter;

(b) Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(c) An involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower; or

(d) Any representation or warranty made herein or in any other document delivered in connection herewith shall be incorrect or misleading in any material respect when made or deemed made (except where any such representation or warranty by the terms thereof is subject to a materiality standard, in which case such representation or warranty shall be incorrect or misleading in any respect).

Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Lender, and, in the case of an Event of Default pursuant to (b) or (c) above, automatically, be immediately due, payable and collectible by Lender pursuant to applicable law, the commitment of the Lender to lend shall, at the option of the Lender, and in the case of an Event of Default pursuant to (b) or (c) above, automatically, terminate, and the interest rate applicable to outstanding Advances upon an Event of Default shall increase to LIBOR calculated on the date of the initial Advance or the date of the Event of Default (whichever is greater) plus 5% per annum for the period after said Event of Default until payment, or the maximum rate permissible by law as defined above, whichever is less.

8. Waiver. Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses.

The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

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9. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction. Borrower consents to in personam jurisdiction of the courts in the State of New York sitting in New York County and of the United States District Court of the Southern District of New York for any legal action or proceeding with respect to this Note. Borrower, by execution and delivery of this Note, hereby irrevocably accepts in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

10. Successors and Assigns. This Note shall be binding upon and inure to the benefit of the Borrower and Lender and their respective successors and assigns; provided that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. Lender may assign to one or more other persons all or a portion of its rights (but not its obligations) under this Note with respect to all or a portion of the Advances made by it.

11. Integration. This Note reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement or instrument, oral or written, before or after the date hereof.

12. Amendments, Modification, Etc. No amendment, modification or waiver of any provision of this Note, and no consent to any departure by Lender or Borrower and their assigns therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13. No Waiver. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Note preclude any other or further exercise thereof or the exercise of any other right. The rights of the Lender under this Note against Borrower are not conditional or contingent on any attempt by the Lender to exercise any of its rights under this Note against Borrower or any other person.

14. Expenses. The Borrower agrees to reimburse, periodically and upon request, and at the date of effectiveness of this Note or upon termination of this Note, (i) the Lender’s reasonable expenses, including the reasonable fees and disbursements of the Lender’s attorneys, arising in connection with the preparation, negotiation, execution, delivery, amendment and administration of this Note and related transactions and (ii) the Lender’s expenses, including the fees and disbursements of the Lender’s attorneys, in connection with the enforcement of this Note or the protection of the Lender’s rights under this Note. In addition, the Borrower agrees to reimburse the Lender for all reasonable expenses, including the reasonable fees and disbursements of the Lender’s attorneys, incurred in connection with the licensing of the Lender as a finance lender under the California Finance Lenders Law.

15. Indemnity. The Borrower shall indemnify, defend and hold harmless the Lender and its agents and attorneys (collectively, the “Indemnitees”) from and against (i) any and all transfer taxes, documentary taxes, assessments or charges made by any Governmental Entity by reason of the execution and delivery of this Note or the making of the Advances, and (ii) any and all liabilities, losses, damages, penalties, judgments, claims, costs and expenses of any kind or nature whatsoever (including reasonable attorneys’ fees, and disbursements in connection with any actual or threatened investigative, administrative or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by or asserted against such Indemnitee, in any manner relating to or arising out of this Note, the Advances or the use or intended use of the proceeds of the Advances; provided that no Indemnitee shall have the right to be indemnified or held harmless hereunder for its own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

16. Seniority. Amounts due under this Note shall rank pari passu with all of the Borrower’s other senior unsecured obligations, including the Borrower’s 3.75% Senior Convertible Notes due 2013.

4.

BORROWER:	MANNKIND CORPORATION

	By:	/s/ Matthew Pfeffer
Matthew Pfeffer
Chief Financial Officer

Acknowledged and Agreed:	THE MANN GROUP LLC

LENDER:	By:	/s/ Alfred E. Mann
Alfred E. Mann
Managing Member

Alfred E. Mann hereby affirms his intention that the Lender’s obligations hereunder shall survive his death and be binding on his estate, the trustee of any revocable trust he has established for estate planning purposes, and his heirs and successors. Alfred E. Mann further represents, warrants and covenants that he has not included and will not include any provision in any document he has established for estate planning purposes that would defeat or purport to defeat his obligations hereunder.

Acknowledged and Agreed:	/s/ Alfred E. Mann
Alfred E. Mann

[Signature Page to Amended and Restated Promissory Note]